For the fiscal year ended (a) 12/31/96
File number (c)811-5510

                          SUB-ITEM 77 D


         Policies with Respect to Securities Investments

     A)     On  October 30, 1996, the Shareholders
approved   an   investment   policy   modification
eliminating  the  Fund's  fundamental   investment
restriction relating to investment in securities of unseasoned issuers, as described in the Fund's proxy statement.

     B)     On  October 30, 1996, The Shareholders
approved   an   investment   policy   modification
increasing the percentage of portfolio securities that the Fund may lend from 10% to 30%, as described in the Fund's proxy statement.




























n-sar/pif2-97/77d